UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 24, 2025

MultiSensor AI Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-40916 (Commission File Number)	86-3938682 (I.R.S. Employer Identification No.)

2105 West Cardinal Drive

Beaumont, Texas 77705

(Address of principal executive offices) (Zip Code)

(866) 861-0788

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	MSAI	The NASDAQ Stock Market, LLC
Warrants to purchase common stock	MSAIW	The NASDAQ Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Placement Agreement

On October 24, 2025, MultiSensor AI Holdings, Inc. (the “Company”) entered into a placement agency agreement (the “Placement Agreement”) with Roth Capital Partners, LLC (“Roth”), pursuant to which the Company engaged Roth to act as the exclusive placement agent in connection with a private placement of (i) an aggregate of 34,229,826 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and (ii) warrants (the “Warrants”) to purchase up to 68,459,652 shares of Common Stock (collectively, the “Private Placement”). Pursuant to the Placement Agreement, the Company agreed to pay Roth a cash fee equal to 5.0% of the gross proceeds received by the Company from the Private Placement.

The Placement Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company, including for liabilities under the Securities Act of 1933, as amended (the “Securities Act”), and termination provisions. The foregoing description of the Placement Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Placement Agreement, a copy of which is attached as Exhibit 1.1 hereto and incorporated herein by reference.

Securities Purchase Agreement

On October 24, 2025 (the “Subscription Date”), the Company entered into a securities purchase agreement (the “Purchase Agreement”) with 325 Capital, LLC (collectively with its affiliates, “325 Capital”) and certain other accredited investors (collectively with 325 Capital, the “Investors”), pursuant to which it agreed to sell to the Investors (i) the Shares at a purchase price of $0.409 per share and (ii) the Warrants, with an exercise price of $0.409 per share, for an aggregate purchase price of $14.0 million before deducting placement agent fees and offering expenses. Pursuant to the Purchase Agreement, the Company agreed to issue to the Investors, and the Investors agreed to purchase, a number of Shares equal to 19.99% of the number of shares of Common Stock issued and outstanding immediately prior to the Subscription Date and Warrants to purchase up to a number of shares of Common Stock equal to 200% of the Shares issued at the initial closing of the Private Placement (the “Initial Closing”). The remaining Shares and Warrants will be issued upon the Company’s receipt of stockholder approval of the Private Placement (“Stockholder Approval”).

The Warrants are not exercisable unless and until the Company obtains Stockholder Approval. The Warrants are not subject to any redemption provision, and once exercisable, can be exercised for cash or on a cashless basis at the discretion of the holder. The Warrants do not have any voting rights, but do have the right to participate in any dividends or distributions made by the Company. The number of shares of the Common Stock underlying, and the exercise price of, the Warrants is subject to full ratchet antidilution protection and standard adjustments in the event of certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate changes; provided, however, that in no event will the exercise price of the Warrants equal less than $0.14944 per share of Common Stock.

The Purchase Agreement and the Warrants provide that each Investor’s beneficial ownership of Common Stock, including after taking into account the full exercise of such Investor’s Warrant, shall in no event exceed 49.5% of the issued and outstanding Common Stock (the “Maximum Ownership Limitation”). Pursuant to the Warrants, in the event that an Investor’s Warrant is not exercisable for shares of Common Stock due to the beneficial ownership of such Investor exceeding the Maximum Ownership Limitation, the applicable Warrant will be exercisable for shares of the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), that are convertible into an equivalent number of shares of Common Stock for which the Warrant is exercisable. The Warrants will expire seven years from the date of issuance. The foregoing description of the Warrants does not purport to be complete and is qualified in its entirety by reference to the full text of the Warrant, a form of which is attached as Exhibit 4.1 hereto and incorporated herein by reference.

On October 30, 2025, the Initial Closing occurred, and the Company issued 6,970,890 shares of Common Stock and Warrants to purchase up to 13,941,780 shares of Common Stock to the Investors, for gross proceeds of $2.85 million before deducting placement agent fees and offering expenses. The gross proceeds from the sale of the remaining Shares and Warrants was funded by the Investors into a third-party escrow account.

The Private Placement is exempt from the registration requirements of the Securities Act pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D of the Securities Act and in reliance on similar exemptions under applicable state laws. Each of the Investors has represented to the Company that it is an accredited investor within the meaning of Rule 501(a) of Regulation D and that it is acquiring the applicable securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. The Shares and Warrants were offered and sold without any general solicitation by the Company or its representatives.

The Purchase Agreement contains a “most favored nation” provision that allows each Investor to claim any preferable terms from any future securities offering by the Company and also provides the Investors with certain participation rights in future financings. In addition, pursuant to the Purchase Agreement, the Company agreed not to increase the size of the Company’s board of directors to more than seven directors without the prior written consent of 325 Capital until the two-year anniversary of the final closing date of the Private Placement.

The Purchase Agreement contains customary representations, warranties and covenants, customary conditions to closing, indemnification obligations of the Company, and termination provisions. Among other covenants, the Purchase Agreement requires the Company to file a proxy statement on Schedule 14A with the Securities and Exchange Commission (the “SEC”) within fifteen (15) days of the Initial Closing and hold a special meeting of stockholders at the earliest practical date thereafter for purposes of obtaining Stockholder Approval. In the event the Company fails to obtain Stockholder Approval by February 28, 2026, the Investors will be refunded all amounts paid into the escrow account for the remaining Shares and Warrants.

The Company intends to use the net proceeds from the Private Placement for working capital and other general corporate purposes.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a form of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Registration Rights Agreement

In connection with the Initial Closing, the Company entered into a registration rights agreement, dated as of October 30, 2025, with the Investors (the “Registration Rights Agreement”) pursuant to which the Company is required to file a registration statement with the SEC to register the resale of the Shares and the shares of Common Stock and Preferred Stock issuable upon exercise of the Warrants. All fees relating to the filing of such resale registration statement will be borne by the Company. The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Registration Rights Agreement, a form of which is attached as Exhibit 10.2 hereto and incorporated herein by reference.

Voting Agreements

In connection with the Initial Closing, the Company entered into voting agreements, dated as of October 30, 2025 (the “Voting Agreements”), with certain stockholders of the Company representing greater than 36.5% of the number of shares of Common Stock issued and outstanding immediately prior to the Subscription Date, as well as with certain of the Investors, to support the transactions contemplated by the Purchase Agreement, including obtaining Stockholder Approval. The foregoing description of the Voting Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Voting Agreements, a form of which is attached as Exhibit 9.1 hereto and incorporated herein by reference.

325 Capital and its affiliates beneficially own more than 5.0% of the outstanding Common Stock. In addition, Daniel M. Friedberg, who is a Managing Member of 325 Capital, serves on the Company’s board of directors.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 relating to the Private Placement and in Item 5.03 relating to the Preferred Stock is incorporated by reference herein.

Item 3.03 Material Modification to Rights of Security Holders.

The information set forth in Item 5.03 relating to the Preferred Stock is incorporated by reference herein.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 27, 2025, the Company filed a Certificate of Designations for the Preferred Stock with the Secretary of State of the State of Delaware (the “Certificate of Designation”), which became effective upon filing. The Preferred Stock is pari passu with the Common Stock, having the same dividend and liquidation rights (on an as-converted basis) as the Common Stock. The shares of the Preferred Stock are convertible on a one-for-1,000 basis (adjustable for certain recapitalizations and similar events) into shares of Common Stock (i) at the holder’s request as long as the conversion does not cause such holder’s beneficial ownership of Common Stock to exceed the Maximum Ownership Limitation, and (ii) automatically upon transfer as long as such transfer does not cause the transferee’s beneficial ownership of Common Stock to exceed the Maximum Ownership Limitation. Except as otherwise required by law, the Preferred Stock has no voting rights.

The foregoing description of the Certificate of Designation does not purport to be complete and is qualified in its entirety by reference to the full text of the Certificate of Designation, a copy of which is attached hereto as Exhibit 3.1 and incorporated herein by reference.

Item 8.01 Other Events.

On October 24, 2025, the Company issued a press release announcing the pricing of the Private Placement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Additional Information and Where to Find It

In connection with the Private Placement, the Company intends to file preliminary and definitive proxy statements and other materials with the SEC. In addition, the Company may also file other relevant documents with the SEC regarding the Private Placement. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The definitive proxy statement and other relevant documents will be sent or given to the Company’s stockholders as of the record date established for voting. Investors and stockholders may also obtain a free copy of the proxy statement (when available) and other documents filed by the Company at its website, www.multisensorai.com, or at the SEC’s website, www.sec.gov. The proxy statement and other relevant documents may also be obtained for free from the Company by directing such request to the Company, to the attention of the Company’s Secretary, at 2105 West Cardinal Drive, Beaumont, Texas, 77705.

Participants in the Solicitation

The Company and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the Private Placement. Investors and stockholders may obtain more detailed information regarding the names, affiliations and interests of the Company’s directors and executive officers by reading the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which was filed with the SEC on March 28, 2025. To the extent holdings of Common Stock by the Company’s directors and executive officers have changed from the amounts of Common Stock held by such persons as reflected in the Company’s Annual Report on Form 10-K, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding potential participants in such proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the proxy statement and other relevant materials filed with the SEC in connection with the Private Placement when they become available.

No Offer or Solicitation

This Current Report on Form 8-K is not a proxy statement or solicitation of a proxy, consent, or authorization with respect to the Private Placement and shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

1.1	Placement Agency Agreement, dated October 24, 2025, by and between the Company and Roth Capital Partners, LLC
3.1	Certificate of Designations of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof of Series A Convertible Preferred Stock
4.1	Form of Warrant
9.1	Form of Voting Agreement
10.1†	Form of Securities Purchase Agreement
10.2†	Form of Registration Rights Agreement
99.1	Press Release dated October 24, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

†	The annexes, schedules, and certain exhibits to this Exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby agrees to furnish supplementally a copy of any omitted annex, schedule or exhibit to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MULTISENSOR AI HOLDINGS, INC.

Date: October 30, 2025	By:	/s/ Robert Nadolny
Robert Nadolny
Chief Financial Officer and Secretary